EXHIBIT 99

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Jon Harris - Tel. (773) 864-6850 Jharris@ballyfitness.com

THE MWW GROUP Public Relations Matt Messinger - Tel. (201) 964-2377 Mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS SELLS BLOCK OF ITS MEMBERSHIP
RECEIVABLES PORTFOLIO

CHICAGO, IL, October 14, 2002 -- Bally Total Fitness Holding Corporation (NYSE: BFT) today announced a third sale of a random cross-section of the Company’s membership receivables portfolio at net book value to a major financial institution.

The sale results in $24 million of initial cash proceeds which, combined with future profit participation, is expected to result in total yields similar to the two membership receivables sales reported in 2001. The initial proceeds from the sale were used to reduce debt.

“This sale is a continuation of our strategy to monetize our membership contract receivables,” said Lee Hillman, chairman and chief executive officer, Bally Total Fitness. “This move confirms the continuing strength and value of Bally’s membership receivables which, even in a challenging economic climate, continue to demonstrate very stable credit performance.”

“In 2003, we plan to reduce capital spending to nearly half the levels spent on average over the last three years, while still completing 12 to 14 new clubs already in development. We expect to stay at these lower capital-spending levels until economic indicators improve and incremental projects can be funded with free cash flow. Our expectation of free cash flows in 2003, coupled with lower capital expenditures and over $50 million of current bank line availability, provide a more conservative path suitable for current economic conditions,” concluded Hillman.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 430 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM , Gorilla Sports SM , Pinnacle Fitness®, Bally Sports ClubsSM and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.BallyFitness.com.

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Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of our debt structure; risks related to acquisitions; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.